Exhibit 99.2

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. EXPLORING STRATEGIC ALTERNATIVES

OKLAHOMA CITY, Oklahoma — November 3, 2016 — LSB Industries, Inc. (NYSE: LXU) (“LSB or “the Company”) today announced that its Board of Directors has initiated a process to explore and evaluate potential strategic alternatives for the Company, which may include a sale of the Company, a merger with another party, or another strategic transaction involving some or all of the assets of the Company. LSB has retained Morgan Stanley & Co. LLC as its financial advisor to assist with the strategic review process. The Company stated that there can be no assurance that this strategic review process will result in a transaction. LSB has not set a timetable for completion of the review process, and it does not intend to comment further regarding the strategic review process unless a specific transaction is approved by its Board of Directors and signed, the strategic review process is concluded, or it is otherwise determined that further disclosure is appropriate or required by law.

About LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward Looking Statement

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by use of the words “may”, “will”, “believes”, “expects”, “estimates”, “intends”, “anticipates”, “plans to”, “should”, “estimates”, “projects”, or similar expressions, including, without limitation, completing a strategic review process or entering into a transaction.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange

Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2015 and, if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify and forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, Chief Financial Officer (405) 235-4546	Investor Relations Contact: Fred Buonocore (212) 836-9607 Kevin Towle (212) 836-9620 The Equity Group Inc.

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